Exhibit 10.2

FIRST AMENDMENT

TO THE

NCI BUILDING SYSTEMS, INC.

2003 LONG-TERM STOCK INCENTIVE PLAN

(As Amended and Restated March 11, 2005)

THIS FIRST AMENDMENT, effective as of the date set forth herein, by NCI Building Systems, Inc., having its principal office in Houston, Texas (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company established and maintains the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan, as amended and restated effective March 11, 2005 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to provide that “Fair Market Value,” as defined in the Plan, is determined as of the closing price on the date an award is granted under the Plan; and

WHEREAS, under Section 17 of the Plan, the Board of Directors of the Company reserves the right to amend the Plan;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following amendment to the Plan:

1. Item (i) of Section 20(q) of the Plan is hereby amended, effective as of October 23, 2006, in its entirety as follows:

“(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination, or if no prices are quoted on such date, on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this      day of                         , 2006, but effective as of the date specified herein.

NCI BUILDING SYSTEMS, INC.

By:
Title: